EXHIBIT 5

                      [KENNEDY, BARIS & LUNDY LETTERHEAD]




                                February 17, 2000

Board of Directors
CommerceFirst Bancorp, Inc.
705 Melvin Avenue, Suite 104
Annapolis, Maryland  21401

         Re:  Registration Statement on Form SB-2

Gentlemen:

         As counsel to CommerceFirst Bancorp, Inc. (the "Company") we have participated in the preparation of the Company's Registration Statement on Form SB-2 and amendments thereto filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed public offering, through the efforts of certain directors and officers of CommerceFirst, of up to 1,000,000 shares of the Company's common stock (the "Shares"), and the issuance to the organizers of the Company and its proposed subsidiary bank of up to 150,000 warrants (the "Warrants") to purchase an aggregate of 150,000 shares of the Company's common stock (the "Warrants Shares" and together with the Shares, the "Securities").

         As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Securities, when sold in the manner set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company .

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."

                                              Sincerely,



                                              /s/ Kennedy, Baris & Lundy